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LUCENT TECHNOLOGIES TO ACQUIRE MOSAIX, A GLOBAL PROVIDER OF CUSTOMER
RELATIONSHIP MANAGEMENT AND CALL CENTER SOFTWARE AND SYSTEMS

For Immediate release:  Monday, April 5, 1999

        MURRAY HILL, N.J. - To expand its call center product portfolio and step into the fast-growing area of customer relationship management solutions, Lucent Technologies (NYSE: LU) today announced it has agreed to acquire Mosaix (Nasdaq:
MOSX), a Redmond, Washington-based provider of award-winning software that links companies' front and back offices and helps them deliver more responsive and efficient customer service.

        Under terms of the merger agreement, each share of Mosaix will be converted into 0.1927 shares of Lucent -- $10.77 per Mosaix share, based on Lucent's April 1, 1999 close of $55.875. The exchange rate reflects the two-for-one split of Lucent's stock effective April 1, 1999.

        In order to facilitate pooling of interests accounting, Mosaix announced it will terminate its stock repurchase program and reissue approximately 2.8 million common shares. Including these additional shares, the value of the transaction would be approximately $145 million, based on Lucent's closing price on April 1.

        The merger, which is expected to be completed in the quarter ending June 30, 1999, is projected to be neutral to earnings in fiscal 1999 and slightly accretive in fiscal 2000.



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        Lucent estimates the addressable global market for customer relationship management solutions -- including software, systems and services -- is currently at $11 billion and is growing at 27 percent annually.

        "Businesses are working harder every day to build highly profitable, lifelong relationships with their customers," said Bill O'Shea, president, Lucent Business Communications Systems. "The combination of Lucent and Mosaix will help businesses deliver the kind of superior service that keeps customers coming back again and again - whether through the door, the mail, the phone, the fax or the web."

        Customer relationship management (CRM) is a multi-faceted approach to marketing, sales and customer care being used by companies to create long-term customer relationships and improve their business performance.

        Mosaix's intelligent CRM software, called ViewStar(TM), automates and streamlines information about customer requests and the tasks required to fulfill them, producing a way to efficiently manage customer workflow within the company. The software creates a comprehensive record of customer transactions, preferences and buying patterns. Among other things it enables a service representative to respond quickly to a customer, and stimulate more business by doing things like promoting special products based on buying patterns that have been identified. In addition, ViewStar enables companies to manage and implement a variety of enterprise-wide service levels to meet customers' needs.

        Built to run on a Microsoft(R) Windows NT(R) platform, the software works with a variety of switches, integrated voice response systems and relational databases, further improving Lucent's ability to support multivendor, multimedia call centers anywhere in the world.

        "As businesses seek the most effective ways to attract and retain customers, they're relying more and more on intelligent software," said Janice Anderson, Lucent Customer Care Solutions vice president. "We've seen nothing that comes close to Mosaix's exceptional ability to integrate the front-office call center with customer and business information across the enterprise. Mosaix and its visionary people are a great addition to our business and a great investment for Lucent's future."



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        Mosaix also offers outbound calling and call blending solutions for call centers and a suite of agent effectiveness tools. Its team of consultants, who are experts in CRM and customer care, will enable Lucent's NetCare(R) Professional Services to build on its consulting business throughout the world.

        "Lucent is leading a communications revolution, where customer service is more than a buzzword, and winning customers with every interaction is a business imperative," said Nicholas A. Tiliacos, Mosaix president and CEO. "Mosaix understands the importance of effectively managing customer relationships, and we're delighted to bring our technology, our industry experience and our people to work with Lucent."

        Mosaix employs approximately 550 people, and has more than 1,000 business customers using its software, systems and services solutions in the United States, Canada, Europe, Asia, Africa and South America.

        The combination of Lucent and Mosaix will expand Lucent's suite of award-winning CentreVu(R) customer care solutions. CentreVu products are used by more than 18,000 business locations worldwide to provide superior call center and response solutions. For more information on Lucent's CRM solutions, call toll-free 1-877-FOR-CRM1 (1-877-367-2761) or send questions by e-mail to crm@lucent.com.

        The merger is subject to the approval of Mosaix shareholders and other customary conditions. Mosaix has not determined whether the proposed issue of approximately 2.8 million shares will be made through a public offering or a private placement. Any public offering will be made only by a prospectus.

        Mosaix is a global provider of software and services that integrate the front and back office to automate and optimize an organization's interactions with its customers. The company's products include predictive dialing and blending, agent effectiveness solutions, and the innovative ViewStar customer relationship management, workflow and business process automation applications. For more information on Mosaix, visit its web site at www.mosaix.com.



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        Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company. For more information about Lucent Technologies, visit its web site at www.lucent.com.